Exhibit 99.1
For further information contact
Rodger W. Smith, 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Announces Pricing of
Public Offering of Common Stock
     Natchez, MS (February 11, 2011) — Callon Petroleum Company (“Callon”) (NYSE: CPE) announced today that it has priced its public offering of 9,000,000 shares of its common stock at a price to the public of $7.75 per share. Callon has also granted the underwriters an option exercisable for a period of 30 days to purchase up to an additional 1,350,000 common shares to cover over-allotments, if any.
     The closing of the offering is expected to occur on or about February 16, 2011, subject to customary closing conditions. Assuming no exercise of the underwriters’ over-allotment option, Callon expects to receive net proceeds of approximately $65.7 million. Callon intends to use $30.7 million of the net proceeds to fund a portion of its 2011 capital budget and for general corporate purposes, including possible future acquisitions. Callon also intends to use $35.0 million of the net proceeds to redeem $31.0 million of its outstanding 13% Senior Notes due 2016 and pay the associated redemption premium.
     The offering will be made under Callon’s effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). Prospective investors should read the preliminary prospectus supplement and the shelf registration statement for more complete information about Callon and the offering. Copies of the preliminary prospectus supplement and the accompanying prospectus and, when available, copies of the final prospectus supplement will be available on the SEC’s website, www.sec.gov, and by contacting Johnson Rice & Company L.L.C., at 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113, or by phone at (504) 525-3767.
     This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.
     Callon is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These projections and statements reflect Callon’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.
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